UNITED STATES

                        SECURITY AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

  Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

      Date of Report (Date of earliest event reported): April 1, 2001


                              Cluett American Corp.
             (Exact name of registrant as specified in its charter)


Delaware                            333-58059                22-2397044
(State of other jurisdiction       (Commission File      (IRS Employer
 of incorporation)                  Number)               Identification Number)


                  48 West 38th Street New York, New York 10018
               (Address of principal executive offices) (Zip Code)


         Registrant's telephone number, including area code 212-984-8900


         (Former name of former  address,  if changed since last report.)




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Item 7.  Exhibits.

         (c) Exhibits. The exhibit listed in the exhibit index is furnished pursuant to Regulation FD as a part of this current report on Form 8-K.


Item 9.  Regulation FD Disclosure

         Cluett American Corp. (the "Company") hereby deems filed the Certain Unaudited Results of Operations and Management's Discussion and Analysis of Financial Condition and Results of Operations for the year ended December 31, 2001 furnished as Exhibit 99.1 to this Report on Form 8-K and incorporated herein by reference. The Company expects to file its Annual Report on Form 10-K for the year ended December 31, 2001 upon the amendment of the Company's credit agreement. The Company expects such amendment of the credit agreement to be approved by the syndicate of lender banks under the credit agreement as the Company has been advised that Bank of America, N.A., as administrative agent to the credit agreement, has agreed to vote in favor of such proposed amendment.




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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                           Cluett American Corp.




Date April 1, 2002      By     /s/  BRYAN P. MARSAL


                        -----------------------------
                        Name: Bryan P. Marsal
                        Title: Director and Chief Executive Officer



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                                  EXHIBIT INDEX

Exhibit Number                      Description                         Page

99.1     Certain Unaudited Results of Operations
         and Management's Discussion and Analysis of Financial Condition and Results of Operations for the Year Ended December 31, 2001



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Exhibit 99.1


                   Certain Unaudited Results of Operations and
         Management's Discussion and Analysis of Financial Condition and
           Results of Operations for the year ended December 31, 2001


                     CLUETT AMERICAN CORP. AND SUBSIDIARIES
                 UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                                           YEAR ENDED DECEMBER 31,
                                                                                        1999        2000          2001

                                                                                           (DOLLARS IN THOUSANDS)

Net sales ........................................................................   $ 173,209    $ 178,771    $ 189,062
Cost of goods sold ...............................................................     107,445      113,375      125,349
                                                                                       -------      -------      -------
Gross profit .....................................................................      65,764       65,396       63,713
Selling, general and administrative expenses .....................................      31,489       35,855       35,715
Restructuring and impairment charges .............................................          95          442        5,813
                                                                                            --          ---        -----
Operating income .................................................................      34,180       29,099       22,185
Interest expense, net ............................................................      25,700       27,721       23,202
Other expense, net ...............................................................         184          127         --
                                                                                           ---          ---          ---
Income (loss) from continuing operations before bankruptcy  reorganization credits
and income taxes .................................................................       8,296        1,251       (1,017)

Bankruptcy reorganization credits ................................................        (573)        --           --
                                                                                          ----         ----         ----
Income (loss) from continuing operations before income taxes .....................       8,869        1,251       (1,017)
Income taxes .....................................................................       1,051        1,094          882
                                                                                         -----        -----          ---
Income (loss) from continuing operations .........................................       7,818          157       (1,899)
Discontinued operations:

      Loss from operations of discontinued segment ...............................     (24,931)      (9,937)        --
      Loss on disposition of business segment, including provision of $7.6
    million for phase-out period operating losses in 2001 and $7.0 in 2000  ......        --        (11,210)     (15,495)
                                                                                        -------      -------      -------

Net loss .........................................................................   $ (17,113)   $ (20,990)   $ (17,394)
                                                                                      =========    =========    =========

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                     CLUETT AMERICAN CORP. AND SUBSIDIARIES
   Certain Management's Discussion and Analysis of Financial Condition and
                              Results of Operations

    YEAR ENDED DECEMBER 31, 2001 COMPARED TO YEAR ENDED DECEMBER 31, 2000

         The following table sets forth, for the periods indicated, statement of operations data in dollars and as a percentage of net sales. This data has been restated to reflect the Company's continuing operations including the Sock Group, the Licensing Group and all other (Latin America, Apparel On-Line LLC, Cluett American Receivables LLC, U.S. Retail division and unallocated corporate overhead charges) and excludes the Company's discontinued Shirt Group operation.

                                                                     2000                                 2001
                                                                     ----                                 ----
                                                                                     (DOLLARS IN
                                                                                       MILLIONS)

               Net sales                                        $178.8     100.0%                    $189.1      100.0%
               Cost of sales                                     113.4      63.4                      125.4       66.3
                                                                 -----      ----                      -----       ----
               Gross profit                                       65.4      36.6                       63.7       33.7
               Selling, general and administrative expense        35.9      20.1                       35.7       18.9
               Restructuring and impairment charges                0.4       0.2                        5.8        3.1
                                                                   ---       ---                        ---        ---
               Operating income                                   29.1      16.3                       22.2       11.7
               Interest expense, net                              27.7      15.5                       23.2       12.3
               Other expense, net                                  0.1       0.1                        --         --
               Income taxes                                        1.1       0.6                        0.9        0.5
                                                                   ---       ---                        ---        ---
               Income(loss) from continuing operations           $ 0.2       0.1%                    $( 1.9)      (1.1)%
                                                                 =====       ===                     ======       ====



     Net Sales. Net sales in 2001 increased $10.3 million to $189.1 million compared to $178.8 million in 2000. Growth of $4.7 million in the Sock Group, $3.7 million in the Licensing Group and $1.9 million in the U.S. Retail division drove the increase.

     Revenue in the Sock Group increased $4.7 million to $172.3 million in 2001 from $167.6 million in 2000. Sales increases were volume driven, related to the Sock Group's new entry into the Sports Specialty market partially offset by declines in the department store channel of distribution. The decreases in the department store channel were due to the overall slowdown in the U.S. economy and customer inventory reduction strategies. It is uncertain at this time when the slowdown in the economy and the adverse affect on the Company's orders will end. Overall sales to the top 10 customers for 2001 (all of which are major retailers) accounted for 69.1% of net sales as compared with 79.0% in 2000. Although the Company's strategy is to diversify the net sales base, the Company believes that its dependence on sales to its largest customers will continue. Recently, several major retailers have experienced significant financial difficulties and some, including Kmart, have filed for protection from creditors under applicable bankruptcy laws. At December 31, 2001, the net exposure related to Kmart as well as other customer balances for which management believes collection is doubtful was included in the calculation of allowance for doubtful accounts. The bankruptcy filing of Kmart may also negatively impact sales in 2002. The Company's bad debt expense for 2001 was approximately $450,000.

     Licensing Group revenue increased $3.7 million to $13.6 million in 2001 from $9.9 million in 2000. The growth was due to an additional $2.6 million from a full year of PVH license fees and the new Canadian trademark license agreement. Overall license fees to the top five licensees for 2001 accounted for approximately 59.0% of revenues as compared with 56.0% in 2000. The company believes that its revenue concentration to its largest licensees will continue, however it is mitigated by fees being generated by various product categories from different geographic locations throughout the world.


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


     The U.S. Retail division revenue increased $1.9 million to $2.9 million in 2001 from $1.0 million in 2000 due primarily to the opening of four new locations during 2001.

     Gross Profit. Gross profit in 2001 decreased $1.7 million to $63.7 million compared to $65.4 million in 2000. The Company's gross profit margin decreased to 33.7% in 2001 compared to 36.6% in 2000. Increases in the Licensing Group's revenue of $3.7 million, which no related cost of sales was incurred, and an increase of $857,000 of gross profit at the U.S. Retail Division were offset by the Sock Group's decline in gross profit.

     The Sock Group's gross profit decrease of $6.3 million to $48.6 million in 2001 compared to $54.9 million in 2000 was due to several factors. While sales declines in the higher margin department store channel were offset by increases in sales from the Sock Group's entry into the Sport Specialty market; this introduced lower margin private label white athletic products to the mix. The department stores sales shortfall resulted in excess inventories and an unusually high level of closeout goods that were liquidated in an over-saturated off-price channel. Additionally, the recessionary economic conditions caused continued pricing pressures from the retailers in terms of sales markdowns and allowances.

     Selling, General and Administrative Expenses. Selling, general and administrative ("SG&A") expenses for 2001 decreased $200,000 to $35.7 million in 2001 compared with $35.9 million in 2000. Increases in the Sock Group ($900,000), Licensing Group ($500,000) and U.S. Retail division ($850,000) were offset by $1.0 million of rental income and a $1.6 million reduction in professional fees. The increase in the Sock Group was due to additional distribution expenses of $500,000 related to volume and additional general and administrative bad debt expenses of $450,000 due to the financial deterioration of one of the Sock Group's significant customers. The increase in the Licensing Group is primarily related to legal fees incurred in the protection of the trademarks. The rental income was received from the lease of a warehouse and distribution center formerly used in discontinued operations. The rental income is being classified in continuing operations to ofset interest expense which is being which is being incurred on associated debt expected to be repaid upon the sale of the asset.

     Restructuring and Impairment charges. Restructuring and impairment charges increased $5.4 million to $5.8 million in 2001 compared to $442,000 in 2000. In 2001, the Company's Sock Group approved a restructuring plan to cease operations at an owned facility located in Bally, Pennsylvania. The Sock Group recorded impairment charges of $2.5 million for the write-down of property, plant and equipment, $3.0 million in special termination benefits for 229 employees, which will be paid directly from the pension plan and other costs of $361,800 directly associated with the restructuring. There were no cash expenditures related to the Sock Group's restructuring plan in 2001, and the Company anticipates cash restructuring expenses of $591,100 to be paid in 2002. In 2000, the Company's Sock Group completed the closing of the Pottstown, Pennsylvania facility in which it paid additional facility closing costs of $210,000; and special termination costs of approximately $232,000 relating to 73 employees were paid from the pension plan.

     Operating Income. Operating income decreased $6.9 million to $22.2 million in 2001 from $29.1 million in 2000 primarily due to $5.4 million non-cash increase in the restructuring and impairment charges, and, the factors discussed above.

     Interest Expense, net. Interest expense decreased $4.5 million to $23.2 million in 2001, as compared to $27.7 million in 2000, due to lower debt levels and prevailing interest rates during the 2001 period.

     Other Expense, net. Other expense decreased $100,000 in 2001.

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

     Income Taxes. The provision for income taxes remained relatively flat for the year-to-year comparison. Income taxes are recorded net of a valuation allowance to provide for operating loss carryforwards based on estimated future earnings and for temporary differences based on expected timing of reversals. Consequently, income tax expense represents primarily certain state and local taxes and foreign taxes (including foreign withholding taxes).

     Income (loss) from Continuing Operations. Income from continuing operations decreased $2.1 million to a loss of $1.9 million in 2001 compared to income from continuing operations of $200,000 in 2000. The decrease was primarily due to the $5.4 million non-cash increase in restructuring and impairment charges partially offset by the $4.5 million decrease in interest expense, and, the factors discussed above.



         YEAR ENDED DECEMBER 31, 2000 COMPARED TO YEAR ENDED DECEMBER 31, 1999

     The following table sets forth, for the periods indicated, statement of operations data in dollars and as a percentage of net sales. This data has been restated to reflect the Company's continuing operations including the Sock Group, the Licensing Group and all other (Latin America, Apparel On-Line LLC, Cluett American Receivables LLC, U.S. Retail division and unallocated corporate overhead charges) and excludes the Company's discontinued Shirt Group operation.


                                                                      1999                                2000
                                                                      ----                                ----
                                                                                    (DOLLARS
                                                                                        IN
                                                                                     MILLIONS)


               Net sales                                       $173.2     100.0%                    $178.8       100.0%
               Cost of sales                                    107.5      62.1                      113.4        63.4
                                                                -----      ----                      -----        ----

               Gross profit                                      65.7      37.9                       65.4        36.6
               Selling, general and administrative expense
                                                                 31.4      18.1                       35.9        20.1
               Restructuring and impairment charges               0.1       0.1                        0.4         0.2
                                                                  ---       ---                        ---         ---

               Operating income                                  34.2      19.7                       29.1        16.3
               Interest expense, net                             25.7      14.8                       27.7        15.5
               Other expense, net                                 0.2       0.1                        0.1         0.1
               Bankruptcy reorganization credits                 (0.6)     (0.3)                       --          --
               Income taxes                                       1.1       0.6                        1.1         0.6
                                                                  ---       ---                        ---         ---

               Income from continuing operations                $ 7.8       4.5%                     $ 0.2         0.1%
                                                                =====       ===                      =====         ===



     Net Sales. Net sales in 2000 increased $5.6 million to $178.8 million compared to $173.2 million in 1999. Revenue in the Licensing Group increased $2.9 million to $9.9 million in 2000 from $7.0 million in 1999. This increase resulted primarily from the $2.5 million PVH license revenue increase. Overall license fees to the top five licensees for 2000 accounted for approximately 56.0% of revenues as compared with 47.0% in 1999. The company believes that its revenue concentration to its largest licensees will continue, however it is mitigated by fees being generated by various product categories from different geographic locations throughout the world. Net sales in the Sock Group increased $1.5 million to $167.6 million in 2000 from $166.1 million in 1999 due to internal growth of units sold. Overall sales to the top 10 customers for 2000 (all of which are major retailers) accounted for approximately 79.0% of net sales as compared with 78.0% in 1999. The company believes that its dependence on sales to its largest customers will continue.

     Gross Profit. Gross profit in 2000 decreased $300,000 to $65.4 million compared to $65.7 million in 1999. The Company's gross profit margin decreased to 36.6% in 2000 compared to 37.9% in 1999. The increase in the Licensing Group's net revenue of $2.9 million, as a result of the PVH license for which no related cost of sales was incurred, is offset by the Sock Group's gross profit decrease of $3.8 million to $54.9 million in 2000 compared to $58.7 million in 1999. In 2000, the Sock Group experienced less favorable manufacturing variances, specifically, absorption related to plant capacity utilization ($2.2 million) and unfavorable prices, compared to internal production costs, on finished product purchased from contract suppliers ($1.3 million).

     Selling, General and Administrative Expenses. Selling, general and administrative ("SG&A") expenses for 2000 increased $4.5 million to $35.9 million in 2000 compared with $31.4 million in 1999. The Sock Group's SG&A expenses increased $2.9 million to $30.7 million in 2000 from $27.8 million in 1999. The increase is due to selling expenses of $1.2 million related to additional headcount expenses for expanded product lines and an increase in promotion and publicity costs of $1.6 million. The increase in promotion and publicity costs was primarily attributable to the new Gold Toe packaging initiative, launched in 2000. The Licensing Group SG&A expenses increased $700,000 due to selling expenses ($400,000) and marketing expenses ($400,000) offset by a decrease in general and administrative expenses of $100,000. The Retail Stores increased $500,000.

     Restructuring and Impairment charges. Restructuring and impairment charges in 2000 increased $300,000 to $400,000 compared to $100,000 in 1999. In 1999, the Company's Sock Group approved a restructuring plan to cease distribution operations at an owned facility located in Bally, Pennsylvania, which was completed in 1999, and to close a leased dye-house facility in Pottstown, Pennsylvania in 2000. In 2000, the Company's Sock Group completed the closing of the Pottstown, Pennsylvania facility in which it paid additional facility closing costs of $210,000; and special termination costs of approximately $232,000 relating to 73 employees were paid from the pension plan. In 1999, the Company's Sock Group accrued severance of $276,000 and $90,000 of facility closing costs, which was offset by the reversal of $271,000 related to facility closing costs previously accrued.

     Operating Income. Operating income decreased $5.1 million to $29.1 million in 2000 from $34.2 million in 1999, due to the factors discussed above.

     Interest Expense, net. Interest expense increased $2.0 million to $27.7 million in 2000, as compared to $25.7 million in 1999, due primarily to prevailing interest rates during the 2000 period.

     Other Expense, net. Other expense decreased $100,000 in 2000.

     Bankruptcy   Reorganization   Credits.   The  Company  had  no   Bankruptcy
reorganization costs or credits during the fiscal year 2000. Bankruptcy reorganization credits were $573,000 in 1999.

     Income Taxes. The provision for income taxes remained flat for the year-to-year comparison ($1.1 million). Income taxes are recorded net of a valuation allowance to provide for operating loss carryforwards based on estimated future earnings and for temporary differences based on expected timing of reversals. Consequently, income tax expense represents primarily certain state and local taxes and foreign taxes (including foreign withholding taxes).

     Income from Continuing Operations. Income from continuing operations decreased $7.6 million to approximately $200,000 in 2000 compared to income from continuing operations of $7.8 million in 1999, due to the factors discussed above.

This exhibit contains statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. These uncertainties could cause the Company's results to differ materially from such forward-looking statements. Such risks and uncertainties are described in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2001 and in the 2000 Annual Report on Form 10-K, each filed with the Securities and Exchange Commission and available at the Securities and Exchange Commission's internet site (http://www.sec.gov), to which reference is hereby made.


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